Exhibit 10.1

February 28, 2018

Dear Jim,

On behalf of Alkermes Inc., I am pleased to offer you the position of President and Chief Operating Officer, reporting to Richard Pops, CEO. This is a full-time exempt position located in Waltham, MA. While this position will be based principally in Waltham, MA, you understand and acknowledge that you may be required to travel from time to time for business purposes. In the event of any conflict between this offer letter (“Offer Letter”) and your Employment Agreement, dated as of March 2, 2018 (the “Employment Agreement”), this Offer Letter shall control and govern the rights and obligations of the Company and Executive. We acknowledge that you entered into your Employment Agreement prior to your countersignature of this Offer Letter.

This letter, and its accompanying documents, confirms the terms of the offer.

Base Pay:	Your starting annual salary will be $675,000 subject to applicable taxes and withholdings. You will be paid bi-weekly.

Annual Bonus:

You will be eligible to participate in the 2018 Reporting Officer Performance Pay Plan. Your annual Performance Pay target will be 75%. Your incentive compensation with respect to the performance period in which your employment commences shall not be prorated based on the date your employment with the Company commences (“Commencement Date”). Your actual Performance Pay will be based on individual and Company performance. You must be actively employed by Alkermes on the date the bonus is paid to receive a Performance Pay bonus.

Sign-On Bonus:

You will receive a sign-on bonus of $1,000,000. This is a one-time payment that is considered wages and is therefore subject to supplemental income tax rates. Your sign-on bonus should be paid within thirty (30) days of your start date.

If you voluntarily separate your employment with Alkermes prior to the first anniversary of your start date, you will be expected to return to Alkermes a prorated amount of your sign-on bonus. The prorated amount shall be calculated by multiplying 1/12th of your sign-on bonus amount ($1,000,000) by the total number of uncompleted months of service in the one year period from your start date.  Repayment of the prorated amount will be due to Alkermes within thirty (30) days of your last day of employment with Alkermes.

Equity Participation:

After your Commencement Date, upon the approval by the Compensation Committee of the Board of Directors of Alkermes plc, you will be granted a ten (10) year stock option exercisable for 140,000 shares of Alkermes plc ordinary shares and a grant of 25,000 Restricted Stock Units.  The Compensation Committee generally meets once per month to approve grants for employees who began employment at the company during the previous month. The stock option and restricted stock unit grants will be subject to the terms and conditions of the applicable Alkermes plc equity plan. The price of the option will be the closing price of the stock on the date of grant. The stock option grant and the restricted stock unit grant will each vest ratably over four (4) years on the anniversary of the grant date, provided that you remain employed by an Alkermes plc affiliated Company. You will receive notice of your equity award grant via Alkermes/Merrill Lynch’s Benefits On-line system. Information regarding your equity grant including the grant award certificate can also be found in the Alkermes/Merrill Lynch’s Benefits On-line system and in the applicable Alkermes plc equity plan. In the event you cease to be employed by an Alkermes plc affiliated Company, vesting of the equity grants shall cease. We will provide you with a copy of the Alkermes plc equity plan from which your equity grant was made for complete details.

Relocation:

As part of this offer, you will be eligible for Alkermes’ relocation benefits, outlined in the enclosed summary.  Upon accepting this offer of employment, and upon your successful completion of all aspects of the Alkermes pre-employment screening processes, your Human Resources representative will arrange for a relocation counselor to begin your relocation process.  In the interim period, do not contact or initiate any relocation related services including, but not limited to, real estate agents, mortgage companies and household goods moving services. Relocation services initiated outside of our relocation program may not be covered and could therefore result in the forfeiture of certain benefits. Additionally, should you voluntarily terminate your employment with Alkermes within twelve (12) months from your effective start date, you acknowledge by accepting this offer that you will be required to reimburse Alkermes all or part of the expenses paid to you or on your behalf associated with your relocation, as outlined in the Payback Agreement that you will be required to sign upon the initiation of your relocation benefits.

Vacation:	In addition to location specific paid holidays, you are entitled to 4 weeks of annual vacation. During this year, your vacation allotment will be prorated in accordance with Alkermes’ policy.

Benefits:

You will also be eligible to participate in the Alkermes benefits program as described in the accompanying Decision Guide. Medical, Dental, and Vision coverage will begin on your start date. Complete details and enrollment information will be included with your New Employee Welcome Packet.

Offer Contingencies:

This employment offer is contingent upon successful completion of all aspects of the Alkermes pre-employment screening process. This process includes the verification of information you will provide to us for a background check.

Background Verification Process:

This process will verify the information you have provided concerning your prior employment and education. As Alkermes is concerned with the security of our customers, employees, business partners and the general public, we will perform a criminal history check to determine whether you have criminal convictions of record and to verify your identity. For positions within our Finance department, a credit check will also be performed.

Employment Eligibility Verification:

Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.  For your convenience,  we are enclosing Form I-9 for your review.  You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

Alkermes participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on  Form I-9.   The verification process will occur within three (3) business days of employment.  If you would like further information regarding E-Verify, please contact Alkermes Human Resources department.

Proprietary Information, No Conflicts:

You agree to execute the Company’s standard Employee Agreement With Respect to Inventions and Proprietary Information and Non-Solicitation and to be bound by all of the provisions thereof. A copy is enclosed with this letter.  You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Legal Fees:

Alkermes will pay up to $7,500 in legal fees associated with the review of your employment-related documents. Upon receipt of an invoice reasonably acceptable to Alkermes detailing the legal services provided, Alkermes will pay your attorney directly.

Board Membership

You may continue to serve on the board of directors of each of the Chicago Botanic Gardens and the Chicago Museum of Science and Industry, and on the advisory board of Castle Creek Pharmaceuticals, LLC. Your service on the board of directors or advisory board or similar governing body of other non-profit and for-profit organizations will be determined in accordance with the Company’s standard review and approval procedures. In all cases, your service on boards of directors, advisory boards and similar governing bodies may not, in the aggregate, detract from your duties hereunder or create a business conflict.

Employment Period; Change in Control Payment:

This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as, and should not be considered, a contract of employment for a fixed period of time. If you accept this offer of employment with the Company, you accept that your employment is at-will, which means that you or Alkermes are free to end the employment relationship at any time, with or without cause.

You will be entitled to a Change in Control payment, as defined in Section 6(b)(i)(C) of the Employment Agreement, equal to two (2) times the sum of (I) Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) Executive’s Average Incentive Compensation. In addition, subject to your copayment of premium amounts at the active employee’s rate, you will be entitled, under Section 6(b)(ii) of the Employment Agreement, to continue to participate in our group health, dental and vision program for twenty-four (24) months; provided, however, that the continuation of health benefits under this Section shall reduce and count against your rights under COBRA. The terms set forth in this paragraph shall have the meaning ascribed to them in the Employment Agreement.

Integration:

This Offer Letter, the Deed of Indemnification dated as of March 5, 2018, the Employment Agreement, and the Employee Agreement with respect to Inventions and Proprietary Information and Nonsolicitation dated as of March 5, 2018, in each case between the Company and Executive, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, including the Offer Letter dated January 31, 2018, between the parties with respect to any related subject matter.

Jim, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Best Regards,

Madeline Coffin

Senior Vice President, Human Resources

Alkermes Inc.

The foregoing is signed and accepted as of the date first above written by:

/s/ James Robinson	2/28/18
James R. Robinson	Date